Donald J. Bores ("Lender")
1792 Cranberry Isles Way
Apopka, FL 32712

Promissory Note of May 30, 2013 –

Agreement to Extend the Due Date beyond the December 31, 2014 Extension to June 30, 2015

On this date of December 31, 2014, I, Donald J. Bores, Sr., the "Lender", agrees to extend the due date of the $50,000 promissory note entered into on May 30, 2013, then extended to July 1, 2014, then to December 31, 2014 to June 30, 2015 under the same terms and conditions as originally drafted.

Terms of Repayment: This Note, all principal and accrued interest is now due and payable on or before June 30, 2015. In the event it is paid prior to the due date, the principal and all accrued interest to the date will constitute payment in full.

Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of the state on Minnesota.

Signed and acknowledged by

Donald J. Bores Sr.
____

Lender
1792 Cranberry Isles Way
Apopka, FL 32712

December 31, 2014